Exhibit 2.1

HC GOVERNMENT REALTY TRUST, INC.

ARTICLES OF AMENDMENT

HC Government Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the Maryland General Corporation Law (the “MGCL”), the charter (the “Charter”) of the Corporation is hereby amended to provide that, immediately upon the Reverse Stock Split Effective Time (as defined below), every one thousand two hundred (1,200) shares of common stock (“Common Stock”), par value $0.001 per share, of the Corporation issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall, automatically and without any action on the part of the respective holders thereof, be changed into one (1) issued and outstanding share of Common Stock, par value $0.001 per share. No fractional shares of Common Stock will be or remain issued upon such amendment and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share the stockholder would otherwise be entitled to receive multiplied by 1,200 times the most recently announced fair market value per share of Common Stock as determined by the Board of Directors of the Corporation (the “Board”).

SECOND: The amendment to the Charter set forth in Article FIRST was duly advised by the Board and duly approved by the stockholders of the Corporation entitled to vote thereon in the manner and by the vote required by the MGCL and the Charter.

THIRD: There has been no increase in the authorized stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 12:01 a.m. Eastern Time on June 22, 2024 (the “Reverse Stock Split Effective Time”).

FIFTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Chief Financial Officer, Treasurer and Secretary on this 20th day of June, 2024.

ATTEST:		HC GOVERNMENT REALTY TRUST, INC.

By:	/s/ Jacqlyn Piscetelli	By:	/s/ Steven A. Hale II
Name:	Jacqlyn Piscetelli	Name:	Steven A. Hale II
Title:	Chief Financial Officer, Treasurer and Secretary	Title:	Chairman and Chief Executive Officer